KIRKLAND’S INC. FIRST QUARTER 2014 EARNINGS CONFERENCE CALL

Moderator: Robert Alderson
May 27, 2014
10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Kirkland’s Inc. first quarter 2014 conference call.

During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator please press star 0.
As a reminder, this conference is being recorded today, Thursday, May 22, 2014.

I would now like to turn the conference over to Tripp Sullivan of Corporate Communications. Please go ahead sir.
Tripp Sullivan:
Good morning and welcome to the Kirkland’s conference call to review the company’s results for the first quarter of fiscal 2014. On the call this morning are Robert Alderson, President and Chief Executive
Officer; and Mike Madden, Senior Vice President and Chief Financial Officer.

The results, as well as the notice of the accessibility in this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities
Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on April 17, 2014.

I’ll now turn the call over to Mike for a review of the financial results. Mike.
Mike Madden:	Thanks Tripp and good morning everybody. For the first quarter net sales were $108.3 million, that’s a 6.9% increase versus the prior year quarter.
Comparable store sales, including e-commerce sales increased 5%. Comparable brick-and-mortar sales were up 3.7%, despite the impact of winter weather early in the quarter.

During February and through the first week of March we lost 90 store days and then additional 225 days were delayed or closed early due to the weather. The weather became less of an issue as the quarter progressed. E-commence sales were $5.4 million for the quarter, a 38% increase over the prior year quarter.

At the store level the comp sales gain was driven by 3% increase in transactions combined with a slight increase in the average ticket. The increase in transactions resulted from a 4% lift in the conversion rate, partially offset by a 1% decline in traffic. The increase in the average ticket was the result of an increase in items per transaction that overcame a small decline in the average unit retail price.

From a geographic standpoint, sales were generally strong across most of the country, particularly in
Texas, Florida and throughout the South East. Most merchandise categories recorded strong sales performance during the quarter, most notably textiles, lamps, housewares and holiday. These increases were partially offset by declines in outdoor living, frames and floral, relatively small categories.

Of the 324 stores at the end of the quarter, 91% were in off-mall venues and 9% were in enclosed malls.
At the end of the quarter we had 2.44 million square feet under lease, that’s a 5% increase from the prior year. The average store size was up 3% at 7,516 square feet.

Gross profit margin for the first quarter increased 40 basis points to 39.4%. The increase was primarily due to an increase in our merchandise margin, which increased to 80 basis points to 55.9%.

As expected, lower year-over-year inbound fright costs helped our merchandise margin during the first quarter, providing a benefit of approximately 45 basis points. Aside from the inbound fright tailwind, merchandise margin improved due to lower markdowns and promotional discounts.

The earlier part of the quarter provided the largest portion of the year-over-year merchandise margin lift. Promotional activity picked up later in the quarter over the Easter holiday period lessening the year-over-year gain.

Store occupancy cost decreased 10 basis points versus the prior year quarter. Outbound fright costs were up 25 basis points as a percentage of sales, primarily due to an increase in e-commerce businesses.

Rate pressure on distribution center to store truck routes also contributed to the increase. Central distribution costs were up 25 basis points as a percentage of sales, reflecting an increase in labor costs associated with the expanding e-commerce business.

Operating expenses for the fourth quarter were at $34.9 million, that’s 32.3% of sales as compared to
32.4% of sales in the prior year quarter. Comp leverage provided declines in various categories of expenses as a percentage of sales, particularly store payroll, our largest operating expense, which declined 24 basis points as a percentage of sales versus the prior year.

We also continued to see positive trends in our self-insurance reserves, reflecting better workers compensation and general liability claims experience.

These benefits were offset partly by an increase in marketing expenses of about $300,000 versus the prior year, $230,000 in severance benefits related to the departure of our former SVP of supply chain and an increase in corporate headcount and operating expenses associated with our multi-channel initiatives.

Depreciation and amortization increased 23 basis points as a percentage of sales reflecting the increase in capital expenditures in recent fiscal years and the implementation of major technology upgrades.

Income tax expense was $1.3 million or 39.1% of pretax income versus expense of $1.1 million of 37.3% of pre tax income recorded in the prior year quarter.

Turning to the balance sheet and the cash flow statement. At the end of the quarter, we had $82.4 million in cash on hand, compared to $74.1 million at the end of the prior year period. This increase in cash reflects the improvement in our operating performance, along with the reduction in capital expenditures last year.

Inventories ended the quarter at $50.7 million, reflecting an increase in total inventory of 6% over the prior year quarter. Per-retail store inventories were up 1.6%. The remainder of the increase relates to an additional seven stores versus the prior year and the growth in the e-commerce business.

At quarter end we had no long-term debt and no borrowings were outstanding under our revolving line of credit. For the first quarter cash provided by operations was $221,000, reflecting the improved operating performance, but offset by working captain shifts such as increases in income tax payments and incentive bonus payouts versus the prior year.

Capital expenditures were $6.9 million for the quarter, due primarily to an increase in new store openings, that’s seven this year versus one last year and the launch on our multi-channel order management system project.

As part of our release this morning we also announced the authorization by the Board of Directors of a share repurchase plan, providing for purchases in the aggregate of up-to $30 million for our outstanding common stock over the next few years.

With improving trends, the strength of our balance sheet in cash division, our ability to generate cash and our positive long term outlook for the business, we see the share repurchase authorization as an opportunity to return value to share holders in addition to continuing the investments already begun in stores and online.

Turning to our guidance for the second quarter of fiscal 2014, we expect total sales to be in the range of $104 million to $105 million, which reflects an increase in comparable store sales of 3% to 4%, compared with net sales of $97.1 million and a comparable store sales decrease of 0.2% in the prior year quarter. We anticipate opening eight stores and closing two stores during the quarter.

Early in the second quarter comp sales trends continue to run positive, however much of the quarter remains in front of us, including our big semi-annual sale event in July.

Traffic trends continue to improve sequentially and are now essentially flat on a year-over-year basis, while merchandise margin continues to be slightly over the prior year, albeit not at the levels reported in Q1.

Encouragingly and similar to last year, we were able to secure fixed container rates through the sprint of 2015 that are slightly lower than our current rate. As a result, we do not expect inbound fright to have a negative impact on our merchandised margins during fiscal ’14 or into early fiscal 2015.

We anticipated operating expenses to increase 79% during the quarter, reflecting higher depreciation, corporate personnel and e-commence expenses. As a result we expect the loss of 3 cents to 6 cents per share as compared to a loss of 3 cents per share in the prior year quarter.

Inventoriess at the end of the second quarter are expected to be up slightly versus the prior year, in total due to a higher store count, but flat on a per store basis. For the full year fiscal 2014 our top-line and earnings guidance remains unchanged and does not take into account share repurchase activity.

As far as our margin and expense assumptions for the full year, we expect inbound fright cost to be slightly lower on a year-over-year basis for the balance of the year. Excluding the inbound fright impact, we expect merchandise margin to improve year-over-year as we continue to leverage the investments made in merchandising systems and processes.

Sales leverage will serve to offset increased expenses in corporate personnel, e-commence, multi-channel capabilities. We expect marketing expenses to approximate that of last year or increase slightly as we refine our branding activities and focus on the most successful components of the test we performed last year.

We have now signed a lease for our corporate office relocation and this relocation is expected to begin in the summer and be complete by the end of Q3. We estimate that the relocation will have an impact of approximately 3 cents to 4 cents during the back half on our operating expenses.

Our 39% tax rate assumption reflects the lack of certain job tax credits such as the work opportunity tax credit that have yet to be renewed by congress. Should congress address the renewal of these credits this year, we will record a credit to the tax rate during the quarter in which the credits are reinstated.

From a cash flow standpoint, we still expect to generate positive cash flow for 2014, excluding share repurchase activity. We do not anticipate any usage of our line of credit during the year and expect capital expenditures to range between $33 million and $36 million in 2014 before landlord construction allowances for new stores.

As I mentioned last quarter, these CapEx assumptions reflect the increase in store opening, the office relocation, multi-channel and information technology projects and distribution center enhancements.

We currently estimate that approximately $17 million to $18 million of the total CapEx will relate to new stores, $9 million to $10 million relate to multi-channel capabilities and information technology; $2 million to $3 million will relate to the distribution center and supply chain, with the balance of our
CapEx relating to the office relocation and maintenance items.

Thanks and I’ll now turn the call over to Robert.
Robert Alderson:
Thanks Mike and good morning everyone. We had a very good quarter featuring a strong comparable sales gain and earnings per share at the top of the guidance range, overcoming a slow start to the quarter from persistent total temperatures in most of the country and another series of mostly February winter storms.

Our business improved nicely in March and only moderated slightly in April, as more normalized weather patterns finally signaled the advent of spring. We were perhaps most pleased to see store traffic continue at a steady improvement and almost flat to the prior year, resulting in a positive sequential impact on transactions that should continue throughout this year.

All in all, it was a solid and balanced performance and continues to suggest that Kirkland’s is providing its customers with an improving and compelling merchandise mix and store experience.

The incremental improvement in merchandise margin was pleasing and resulted from the combination of better information from technology gains, lower inbound freight and fewer markdown promotions from a nicely balanced merchandise mix.

We continue to anticipate benefits in late 2014 and beyond from additions to our retail enterprise and
e-commerce technology, both recently installed and coming online later this year, specifically planning and allocation and order management.

The retail climate remains somewhat murky, the retail bellwether Wal-Mart, along with several others, unexpectedly delivered what was viewed as disappointing quarterly results.

While our businesses remain steady and continues to evidence the consistent improvement we began in early
2013, it’s always concerning to see these broader trends as we try to project future performance.

The downward trend of consumer spending in the US during March and April, with April negative to the prior year quarter, seems to signal continued slow growth, which could effect retail sales downstream.

We remain mindful of the importance of the real value and the right style of the customers who smartly continue to exercise prudent caution in their family and personal spending, after experiencing years of slow economic growth historically high unemployment and devalued housing.

Occasional signs of improvement are not sustained, so as to develop a broad consensus of confidence in the minds of consumers and investors. We continue to focus on the basics, that’s delivering discernable value in the form of right style, right trend, right price and a favorable store experience.

We’ve been very pleased with the continued impact of our K Club loyalty program as we now enrolled more than $2 million super customers since the program rolled out in late 2013.

These super customers tend to spend more and visit our stores much more frequently, and its exciting to consider the downstream opportunities this program can offer, to augment our enhanced internet and traditional media marketing contracts, which we expect to develop.

Our e-commerce channel continues to deliver on plan results in sales and margin with strong gains in categories like housewares, floral, clocks and decorative accessories. The number of skews available online continues to increase almost 5,000 now, up more than 100% to the prior year quarter and representing strong growth over the first quarter.

Web exclusive items continue to be more than 40% of the total quarterly revenue. Increases in customer visits, site and process enhancements, along with robust sales gains suggest that we are resonating with customers in this channel, yet we are very aware that we are still early stage in realizing the potential of this businesses. We are also driving additional traffic to our stores through the site with over 40%
of our online business being shipped to stores for customer pickup.

During the quarter textiles, houseware, fragrance, clocks, ornamental wall décor joined the resurgent art and decorative accessory categories, lamps furniture and mirrors to provide a strong, across the broad merchandise performance in the key categories that drive our day-to-day in store business.

We remain pleased with the category balance and the consistent performance and contribution of our core item category, which is delivering 30% or so of our revenue. We are still learning how to leverage our new store systems ability to most efficiently maintain core items, while retaining our historic hook of new and different merchandise.

Despite the economic low and recent spate of disappointing retail results, Kirkland’s expects steady sales in merchandise margin performance in Q2, thus Mike’s earlier guidance to positive comparable sales.

Our spending in the form of investment in people to execute our growth plans has necessarily increased versus the prior year quarter and the second quarter is historically our most difficult. We believe that we are getting close to right size in our support group for the plans we’ve made.

So while we’ll continue to add required talent, we realize its time to concentrate on leveraging those investments in all areas of our business to drive our top-line growth.

During the second quarter we expect to open eight to 10 stores and close two after our first quarter of seven opening and seven closings. Store development activity will naturally accelerate in Q2 and especially Q3 as more space turnovers occur.

We have 12 new stores scheduled now for Q3, but expect that number to move around hopefully in a positive way, with both additions and deletions as we reach the busiest time of the year for construction.

On our last call we announced our plan for 10% annual square footage growth in 2014 and beyond, depending as always on relatively on-time space delivery from strip center landlords, never a given.

We will update you periodically as the development year materializes and the situation on store closings becomes more transparent. Store growth is, not surprisingly, one of our most initiatives for top line growth, given our unique organic store growth opportunity in the home sector.

I am pleased to be reporting to you today on behalf of the company and to be involved in so many exciting initiatives in our company. Our Broad, Committee of Independent Directors is still engaged in the process of finding the transition of our leadership to a successor CEO.

We do not have an announcement at the moment, but its important to note that the Board is not pressed by my timing to deliver a successor within a particular timeframe and is free to consider all possibilities and exercise all prudent caution.

The company continues to perform very well and has big plans to grow and perform even better. I’m actually quite pleased to have a bit more time to be personally involved in some key initiatives beyond recovery and major foundational reset that began during my watch and which I have heavy personal interest and investment.

This is a highly engaged and committed management team and you have our assurance it will remain both a team and total engaged, while the Board does its work. As a fellow shareholder, I am very satisfied with our Board’s approach and actions and believe it will deliver a well-considered solution at the appropriate time.

Thanks for your time today and your interest in Kirkland’s, and operator, we are ready to answer questions.
Operator:
Thank you. Ladies and gentlemen, if you’d like to register a question please press the 1 followed by the
4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration please press the 1 followed by the 3. If you are using a speakerphone please lift your handset before entering your request. One moment please for the first question.

And our first question comes from the line of Neely Tamming with Piper Jaffray. Please go ahead.
Neely Tamming:	Oh great. Good morning and congratulations you guys. It’s great to see the progress in your business.
Robert Alderson:	Thank you.
Neely Tamming:
You bet. So if I could just ask, Mike you mention that the merchandise margin so far, quarter to date is kind of up slightly. Could you give a little bit more color of what’s behind that? Is it tied to some sort of product mix situation or is it just kind of overall healthier, fuller price type sales. And then
I just have a follow-up housekeeping question to that.

Mike Madden:
Okay. Well, I think we mentioned we were up 80 basis points in the first quarter and we are not up 80 to start Q2. As I said, we are up slightly. The quarter ended on a little bit more promotional note, I think around the Easter and Mother’s Day timeframe.

You know, the retail environment was pretty promotional and we participated in that, but I think the good news here is it’s not, it’s not a dramatic effect on our margin and we were able to generate sales as the quarter closed out, that were very profitable sales and we go into the second quarter with that trend intact.

I wouldn’t say there is that much of shift in the mix right now. You know, we’ve got pretty much most categories performing pretty well as we stated and hopefully that continues as we move through Q2.
Robert Alderson:
Neely, I’d just reiterate. I think on the last call I think I said, you know, we would like to see continued improvement and expected continued improvement incrementally this year. And if we got 40 to 60 basis points, so quarterly improvement as we move through 2014, we’d be very pleased.

We’ll get some of that now with our inbound freight deal. That will continue to take some pressure off.
But I think I mentioned a couple of times and I think Mike mentioned it or alluded to it is that we have a really good balance in our mix right now.

And some of the categories that were a little bit of a drag on us previously have shown some nice improvement in recent months as we’ve worked really hard to make the improvements. And we think we’re on the right train, the right style and that we have great pricing still, so we’re reasonably happy with how that’s going.

Neely Tamming:
That’s great. And then I just have a high level-ish and house keeping question here on e-commerce and mobile. So if I’m interpreting this all correctly, basically your traffic is getting better. You’re still seeing a pretty decent acceleration in your e-commerce business. Mobile continues to be potentially a driver for both conversion and traffic.

Is this all after your getting a whole new customer basically into your store and that’s, you know, part of this next phase of the Kirkland story, is that your attracting — by being more of a footprint online, you actually are attracting a new customer altogether. Is that your read and interpretation of that?

Mike Madden:
Neely, I think that there’s certainly components of what you covered there that we’re seeing. It’s early and we are — the combination of some things give us that impression. I mean even on our loyalty program, we’re finding that half of those people that are signing up weren’t even in our email database, which suggests that we’re not connecting as well with the traffic that’s coming in. So that’s the store level observation.

As you get to the online piece, about a third of our unique site visits are coming from a mobile phone, which is, you know, that’s an important statistic. That kind of directs where we’re going to be spending our effort.

Tablet; we optimized the tablet recently and that’s like a little less than 20% of the visitors are coming from a tablet. So you’ve got to be in a — so that’s half of your traffic essentially that is non-PC related. And we’ve got to adapt to that, everybody does, but we’re trying to do that and I think that is a younger, maybe slightly different customer that we reach by doing that.

Neely Tamming:	That’s great. It’s going to be fun to watch that unfold. All right, congratulations you guys. Keep up the good work. Thanks.
Robert Alderson:	Thanks Neely.
Operator:	Our next question comes from the line of David Magee with SunTrust. Please proceed with your question.
David Magee:	Yes hi. Good morning guys and good quarter.
Robert Alderson:	Thank you.
David Magee:
A couple of questions. One is the, given that the macro is still weak and, you know, there hasn’t been, you know, a commitment made to change advertising just sort of based on the test of last year. What’s behind the traffic improving so nicely on a sequential basis?

Mike Madden:	I’d say part of that, David, is just a, you know, progression through the last few quarters where we have seen, you know, an improving mix, which is showing in the conversion rate being up.

It’s — I’m kind of tying it back to our history when we’ve seen a prolonged conversion lift that kind of turns into a traffic benefit. Its kind of a lagging indicator I guess. So I think some of it is just kind of getting a little better each quarter and building up to that.

David Magee:	I was hoping.
((Crosstalk))
David Magee:	...people are happy even it could come back sooner I guess I guess, right.
Mike Madden:	More frequently, yeah, yeah.
Robert Alderson:
I agree with Mike. I think the improvement in the mix that we’ve seen, which has been evidenced by metrics, you know, I think we predicted consistently throughout 2013 and even in the beginning of this year that we would see this happen because of what we were seeing in reaction to the mix.

I would also say that I think although we’re not spending that much more in advertising this year, I think we’re directing it a bit differently and using the learnings of last year in order to maximize that.

We’re also expanding some markets that are going to get some exposure and we continue to press on the social side of contact with customers and the email side and the loyalty program.

I think all of those together and I would also kind of once again put a spotlight on the loyalty program, the lift from it and say that this is a somewhat naturally, about a widespread effect that’s cumulatively lifting the boats.

Mike Madden:
And David, I’d like to add just one bit to that. The marketing that Robert alluded to, although we’re spending about the same amount of money this year, for example this quarter coming up here, we’ll be in
25 markets in primarily print form versus 10 in the prior year task.

So we’re reaching more people with the same amount of dollars. It’s just by focusing a little bit more on print and a little less on TV and we’re seeing brand awareness tick up in traffic and sales in those markets. So it’s not an insignificant part of the traffic progression that we’ve seen, but we just haven’t been in that many markets to say that it’s affecting the whole chain yet.

David Magee:
I see. And then I guess is it fair to assume based on what you said earlier that a large part of your online business is coming from customers that are close to your stores. Didn’t you say a large percentage choose to pick it up in the store.

Mike Madden:	Yes, that number is about 40% of our orders that are delivered to the store for the customer, yes.
David Magee:	Well, it seems like that could be a big opportunity as well, developing the customer base in areas in which you don’t have stores.
Mike Madden:
Absolutely. I think, you know, it goes hand-in-hand. As we grow into some of these markets, you know, that helps the web as well; it works both ways. We don’t have presence in some of these markets and we’re getting some Internet sales from them. It’s to your point right now it is more confined to our existing footprint, but we’re working to change that through online marketing as well; we do a lot of that.

Robert Alderson:
And I would also say David, if we don’t convert a in-store pick up customer, you know, shame on us. We’re trying to provide incentives for that and to make that, you know, a point of emphasis in our stores, because that’s a proven customer who is highly motivated to come in the store that day.

David Magee:	Right. Well great, thank you and best of luck here.
Robert Alderson:	Thank you, David.
Operator:	Ladies and gentlemen, as a final reminder to register a question press the 1 followed by the 4. Our next question comes from the line one Anthony Lebiedzinski with Sidoti & Company. Please go ahead.
Anthony Lebiedzinski:Good morning. I just wanted to ask you as part of the branding campaign. So you mentioned Mike that you’re doing this in 25 markets versus 10 markets. So when you look at your whole business, how many markets actually did you have internally?
Mike Madden:	Well, just to put it in perspective, the 25 is 133 stores, that’s about 40% of the chain.
Anthony Lebiedzinski:Okay.
Mike Madden:	So, you know, it depends on what you define as a market. I mean, we have stores in very small towns and we have stores in major metros.

One of the things that I would point out on the 25 is that it does include some larger markets in the mix. And the test last year is from a cost standpoint and well mainly from a cost standpoint, we did not go into the Dallas’s and the Houston’s and we are able to do that in this marketing, because the cost and the entry point is a little easier to take on.

Anthony Lebiedzinski:So at what point can we expect that you’ll be reaching out your entire store base or close to the entire store base with these efforts.
Mike Madden:
Well, lets see, we’re in year two of the test and we’re from no markets to 40%. I don’t know that it will progress along the same lines, because again, we’re geographically dispersed such that some markets are not very efficient for us to enter.

And we’ve been trying to keep a balance between, you know, expanding a lot of SG&A on a new marketing capability, you know, with some — we want to control those costs as best we can and not go into some of these markets that you don’t have the presence or the ability to spread it around to enough volume to make it make sense.

So some of that we’ll go with as we grow the real estate, so I think it will take a few years. It could take a couple of years to get to a — you said a 100%. I don’t see that right now, because we got to grow the company a little bit.

Anthony Lebiedzinski:Right, okay. So in other words you need a certain amount of critical mass of source in the market to make this worth your investment.
Mike Madden:
Yeah, I think we did a study at one point. I want to say, don’t quote me on the number, it’s close but I want to say that to hit max efficiency we would only be reaching about two-thirds or 70% of the chain and that was about a year ago.

So we’ll keep looking at that, but it also needs to, you know, correspond with what’s working and we’re trying to take a step by step approach to that and adjust as we move forward and see what really is making a difference.

Anthony Lebiedzinski:Okay, that makes sense and also, how much of your same store sales gain would you say was attributable to having a better merchandize system in place.
Mike Madden:
Well, that’s a hard one to really quantify. I think what we try to monitor there is some in-stock levels on some of the items that we put a focus on as core. We look at our merchandize margin in concert with the sales. We reflect on how we’re using the system and see where it’s making a difference. I would hesitate to assign a number to the comp gain, but we think it’s a benefit for sure.

Anthony Lebiedzinski:Okay, and in terms of the overall expected benefits from having this improved merchandize system. If you were to use a baseball analogy, I mean what inning are we in, in terms of expected benefit from this.
Robert Alderson:
I’d say third inning. You know, we are still early stage. We don’t have everything fully loaded on it yet. We don’t have experience time with it. There’s so much area of growth and opportunity and it really is about how you continue to adapt personnel and process to higher capability or better capability and we’re trying to take a very holistic approach as to how we look at it and how we approach those or that intended improvement.

Anthony Lebiedzinski:Okay, thank you very much.
Robert Alderson:	Thank you.
Operator:	Our next question comes from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed with your question.
Brad Thomas:	Thanks. Good morning Robert and Mike. Let me add my congratulations as well.
Robert Alderson:	Thank you.
Brad Thomas:
I wanted to just follow-up on the margin question. Primarily Robert I think you were saying that you’d be pleased to see 40 to 60 basis points. I just want to clarify, is that merchandize margin your talking about or the gross margin that your talking about there?

Robert Alderson:	Merchandize margin.
Brad Thomas:
Okay. And so as we think about the net effect on the gross margin and I guess this would be a question for Mike, how should we think about the net of the different outbound for freight and central distribution costs. Would you expect those to be headwinds?

Mike Madden:
Well, what I would say collectively with all those items, other than merchandize margin, which is if we hit kind of what Robert said, if you call it 40 to 60 or whatever, that the gross margin would be a tick higher than that, because your going to leverage occupancy with a comp gain and your going to probably have a little headwind on the outbound piece, because of more of our business maybe shifting to
e-commerce.

There is more labor to deal with that in our DC that we’re kind of working through right now, because we’re starting to hit a point where we’ve got insert some efficiencies in that process. So there’s some slight headwind, maybe on the outbound and the central DC. Not too much, but I think net occupancy outbound DC, your going to leverage a little bit with the comps that are forecast.

Brad Thomas:
Okay, that’s great. I just wanted to make sure we were all clear on that given your starting to lapse on the success that you had last year. And to that point, if I could just follow-up on comps, the recent trends in traffic sound very encouraging. What are you expecting in terms of the balance of the comp going forward as we think about ticket and traffic?

Mike Madden:	In terms of where it’s coming from in the transaction statistics?
Brad Thomas:	Right.
Mike Madden:
Yes. Well, I think it’s a combination. We are seeing better traffic trends sequentially. We’re not to the point where we’re saying we’re up year-over-year consistently yet, but we are basically on where we were last year now in terms of count and the trend is going in the right direction.

So that could conceivably help comps in the back half if that continued. I don’t think we’re baking too much of that into our guidance. I think its more still in line with conversion and ticket, but it does kind of help to put that out there and to know that your traffic is stabilized a bit or is in a better place.

Brad Thomas:
Great, and if I could just ask one more on the share repurchase program, I can imagine there’s not a lot you could say, but the last program that you put into place I think was about an 18 month window for authorization. You completed the program in 12 months. Anything you can tell us about your, I guess level of excitement to get out and purchase shares at this current price.

Mike Madden:	Well, we’re probably not ready to comment to that. We got some work to do in terms of, you know, putting a plan in place to actually execute and we’re working on that with our board.
Brad Thomas:	Great. Thanks so much guys and keep up the great work.
Robert Alderson:	Thank you, Brad.
Operator:	Our next question comes from the line of David Berman with Berman Capital. Please proceed with your question.
David Berman:	Hi guys.
Robert Alderson:	Hey David.
David Berman:
A few questions. The first one is on capital expenditures. You’re saying that your capital expenditures are gone up to about $35 million and that’s almost double last years capital expenditures of about $17.9 million. And I think one of the great success stories of your great turnaround since 2008 has just been your cash flow and how you’re building the cash.

But, you know, with the net cash from operations being about between $30 million and $40 million for each of the last three years, it seems like your capital expenditures are going to eat up most of your cash flow.

So I’m just trying to understand why you have decided to double your CapEx this year and if you can just embellish on it, you mentioned some of the things you’re spending it on, but can you just embellish on that please?

Mike Madden:
Sure. A big part of the increase is stores. We’re going to build, you know, more stores than we built last year. I think we got guidance of 35 to 40 and last year we did 24, so that’s a part of it. And remember that our CapEx is gross, its gross dollars. As we talk about our store model and you got to also think about that we’re getting a big contribution from the landlord to build that store, so, you know, on that.

((Crosstalk))
David Berman:	The last two years, that’s been about $5 million here, $4 million to $5 million.
Mike Madden:
Just on a per store basis I would say its $250,000 to $300,000 on a $450,000 gross build out. So it’s a big part of it and it will be more than $5 million this year, because we’re building more stores, so that’s a big piece of the increase. The other one is just our investment in quarter management as a major project on the e-commerce side and, you know, when we get past that project, which is.

((Crosstalk))
David Berman:	How much is that?
Mike Madden:
Kind of a $4 million to $5 million all in with the integrations and, you know, the connection with all the other systems and all the functionality we’re trying to turn on. When you get past that, I think to
Robert’s point earlier in the call, I mean we’ve added some people on the SG&A side.

We’ve done some projects to kind of position us to be able to operate in this brick and mortar and online world and I think you’d see CapEx drop next year is what I’m saying. So that’s a few major different ones.

((Crosstalk))
David Berman:
The idea of jumping to 35 to 40 new stores, because you’ve had flat store growth on a net basis for the last few years right. Looking at 324, 323, 310, you know, is this like a sudden change in philosophy to a sudden increase in the number of stores?

Robert Alderson:
Well, I think philosophy only to the extent that I think we understand with all the foundational work and the investment that we’ve made in the last three to four years, its time for this company and we’re positioned now to opportunistically grow and build our top line and become a more relevant player in the sector.

We’re never going to be out of control and we suggested that a 10% square footage, net square footage growth rate would be a positive step in that direction and one that we felt like we could easily control.
Its not more stores than we built before. We’ve done this before.

David Berman:
And you still got — you haven’t built any so far this year in Q1. So the 35 to 40 are going to come -
you’ve got a few in Q2 coming, but most of its going to be — are you on track for that for Q3 and Q4, at least 30 stores plus, right.

Robert Alderson:	No, no, no. We’ve already opened seven in Q1, if I’m understanding your question.
David Berman:	Oh, that’s right.
((Crosstalk))
Robert Alderson:
And we’ll be somewhere — I’m going to guess we’ll be, well, we’ll be minimum 12 as I said earlier; we’re maybe more in Q3. Now we occasionally opened stores in Q4, but it’s typically on the backside of the holiday season when it’s not an impact on the most critical selling weeks, so.

David Berman:
And are you finding that the bigger stores or better? Because I mean I’ve noticed that your average -
your net sales per square foot has gone down 15% in the last five years. Is that because your stores are just bigger or what is that from?

Robert Alderson:
Largely because of slightly bigger stores, but our stores are — I think we called out 7,516 square feet on average and the ones that we opened today would be in the typically around 7,500 to 8,000 square feet.

We’re trying to maintain — when we look at those deals, we look at them with the idea of maintaining and controlling our occupancy percentage. So, you know, I think we’re, you know, below 10% as a chain.

And as we look at new deals going forward, if we get into more expensive parts of the country, on an individual basis they are not going to all be, you know, 7%, 8%, 9% occupancy cost deals, but it we’ll still be in a very, very advantageous place, vis-à-vis most retail chains in terms of the occupancy size.

So as long as we remain cautious about what we do, we don’t get crazy and we would only open a 15,000 square foot store if we could get that footage for the price we paid for 8000.
David Berman:
Right, right. I guess when I look at the big picture I get a little nervous. And, you know, first of all, you know I’m not a fan of the buyback program. We joke about that, but I mean I don’t understand, you know, because one of the exciting things about investing in your company is that you got this big cash balance, which you know you’ve been through a really bad period in 2007, 2008 and so you sort of need to have a bigger cushion than maybe most other companies and that is there sort of to pay out as a dividend one day.

You know, wouldn’t it be, I mean, I understand the board to look through all this, but, you know, do management get compensated if there’s a long time dividend; probably not right? Because, I mean, we’d rather see that happening, then use the cash. I mean, but, you know, Robert especially given that, you know, your earnings per share, you know, is pretty flat, you haven’t earned over $1 in about three years now.

Robert Alderson:	Well, I’m having a little bit of a trouble hearing you, the specifics of your question. But let me say it, let me respond this way.
((Crosstalk))
Robert Alderson:
We are not incentivized on share price in terms of how we get paid. We’re incentivized on the operating line, operating net income and so our job is to deliver operating income and earnings at the same time.
So there’s a balance that’s required there and when we’re dealing with a share buyback, it doesn’t have anything to do with how management gets paid.

David Berman:	All right, I understand that, but anyway, I would rather you did a one-time dividend. I guess it’s too late for that.
((Crosstalk))
Robert Alderson:
Well, it is too late for that. I would also say, David, that our board has never taken anything off the table and we’ll continue to look at all alternatives and we talk about every one of them at that time and we do that with our advisors. So continue to remind us.

David Berman:
Look, I want to share your optimism for the earnings going forward. You know, 5% is a great comp this quarter, well done. You know, the concern is that we’re in a (unintelligible). Every retailers is missing numbers, the more traffic is going down, the internet is taking over, and your earnings have been stagnant for three years and in many ways in no fault of your own, given all these changes you talk about and yet your increasing the stores.

I’m just a little concerned about the direction. You know, it’s not like back in 10 years ago, you know, where you get paid for growth and your not getting earnings improvement, and of course it’s costing you a lot of money with your CapEx, so I’m just.

((Crosstalk))
Robert Alderson:
Well, we haven’t done it yet, so why don’t we talk about that in a year and see whether we made the progress or not that you’re talking about. I don’t think it necessarily follows that we get that result.

David Berman:
Yeah, I understand. Look, I know with you sitting there and it’s frustrating not to get the top line growth over the last four years, you know, but, you know, it’s great to see you as a cash flow company with decent returns. Even if you’re not a growth company and you see the cash grow and grow and grow, you know, that to me seems like the competing part of your story and I wouldn’t too dissatisfied with that.

Robert Alderson:
We’re not and as I think Mike made the point earlier that even in a higher CapEx year this year, we expect cash to grow and we expect to have less CapEx next year and therefore we would expect cash to grow more next year.

Well, the one thing about this model is that throws all ample cash for what I believe is a very safe position for the balance sheet of this company. I don’t think we’re going to jeopardize that.
David Berman:
It does, it does, but this year is cutting it fine. I mean $35 million in CapEx, $40 million is the high in the last five years of your cash flow, its just cutting it fine. You know, I’d just like to see a bit more leg room, because we are in a very tough environment here, Robert. I mean it’s not that peachy to do, you know, the numbers with good margins and top line in this environment. It’s a strange world out there.

Robert Alderson:	Thank you. We do appreciate your concern.
David Berman:	Anyway, I appreciate all your good work and I appreciate the cash flow. Please go easy on the buying back of the shares, all right. Thanks a lot.
Robert Alderson:	Thank you.
Operator:	Mr. Alderson we have no further questions at this time. I’ll now turn the call back to you.
Robert Alderson:	Well, we thank everybody for their time today and of course their interest in Kirkland’s and we’ll be talking to you in a few months about Q2, so thanks.
Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your.

END